 Exhibit 99.13

EXECUTION VERSION

LETTER AGREEMENT

September 15, 2021

Scott Family Services, Inc.

401 N. 31st Street, STE 700

Billings, MT 59101

Attn: Mr. Timothy Leuthold, President

Scott Family FIBK Shareholder Group

c/o: Scott Family Services, Inc.

Attn: James R. Scott, Chair

Gentlemen:

Reference is made to (i) the Agreement and Plan of Merger, dated September 15, 2021 (as the same may be amended from time to time in accordance with its terms, the “Merger Agreement”), by and between First Interstate BancSystem, Inc., a Montana corporation (the “Company”), and Great Western Bancorp, Inc., a Delaware corporation (“GWB”) and (ii) the Support Agreement, dated September 15, 2021 (as the same may be amended from time to time in accordance with its terms, the “Support Agreement”), between and among the Shareholders (as defined in the Support Agreement) party thereto. Pursuant to the Merger Agreement, among other things, at the Effective Time, GWB will merge with and into the Company, with the Company surviving. The Shareholders are members of the Scott Family FIBK Shareholder Group and, in such capacity, have agreed to enter into the Support Agreement. Defined terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement.

In consideration of the foregoing, the Company hereby agrees that, in the event the Merger Agreement is terminated prior to the Closing in a circumstance in which the Company or its Subsidiaries receives payment of the GWB Termination Fee pursuant to the Merger Agreement, then promptly following receipt of such GWB Termination Fee, the Company shall pay or cause to be paid to the Shareholders all reasonable and documented out-of-pocket expenses incurred by the Shareholders in connection therewith, up to a maximum of $3,500,000.

This Letter Agreement and any claim, controversy or dispute arising under or related to this Letter Agreement shall be governed by, and construed in accordance with the laws of, the State of Delaware without regard to its choice of law provisions.

This Letter Agreement may be signed in counterparts (which may include counterparts delivered by any standard form of telecommunication), each of which shall be an original and all of which together shall constitute one and the same Letter Agreement. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

Expense Reimbursement Letter

No amendment or waiver of any provision of this Letter Agreement, nor any consent or approval to any departure therefrom, shall in any event be effective unless the same shall be in writing and signed by the parties hereto.

[Signature Pages Follow]

Expense Reimbursement Letter

If the foregoing is in accordance with your understanding, please indicate your acceptance of this Letter Agreement by signing in the space provided below.

Very truly yours,

FIRST INTERSTATE BANCSYSTEM, INC.

By:	/s/ Kevin P. Riley
	Name:	Kevin P. Riley
	Title:	President and Chief Executive Officer

[Signature Page to Expense Reimbursement Letter]

Confirmed and accepted:

Scott family services, Inc.

By:	/s/ Timothy Leuthold
	Name:	Timothy Leuthold
	Title:	President

THE SCOTT FAMILY FIBK SHAREHOLDER GROUP

By:
	Name:	James R. Scott, Chair, on behalf of the Shareholders

[Signature Page to Expense Reimbursement Letter]

Confirmed and accepted:

Scott family services, Inc.

By:
	Name:	Timothy Leuthold
	Title:	President

THE SCOTT FAMILY FIBK SHAREHOLDER GROUP

By:	/s/ James R. Scott
	Name:	James R. Scott, Chair, on behalf of the Shareholders

[Signature Page to Expense Reimbursement Letter]